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Exhibit 10.35

Second Amendment to Amended and Restated Operating Agreement

        The following points are provided in order to supplement the parties' agreements and understandings with respect to Article XII of the Amended and Restated Operating Agreement of Valvino Lamore, LLC, a Nevada limited liability company (the "Operating Agreement"). Capitalized terms shall have the meanings given to them in the Operating Agreement. The following points of agreement are acknowledged by the parties:

1.
In the event the provisions of Article XII are invoked by the Managing Member or the Board to require the sale, by Aruze USA, Inc., of its membership interests in the Company, the redemption price paid pursuant to Section 12.3 of Article XII shall be no less than the amount paid for the membership interest or interests plus interest, compounded annually at the rate of two percent (2%) from the date or dates such funds were paid to the Company for the membership interest or interests.

2.
In the event that the Company has received or is prepared to receive a non-restricted gaming license from the State of Nevada, or any related finding of suitability, approval, or registration and Aruze USA, Inc., has not received or is not able to receive all necessary gaming licenses, findings of suitability, or registrations as may be required in connection with such transaction, the Managing Member or the Company (or both) shall have the right to buy out the membership interests of Aruze USA, Inc., for an amount equal to the redemption price that would be paid under section 12.3 of Article XII as amended by this document, in the same fashion as though a Gaming Problem had been declared by the Managing Member or the Board provided, however, that the price to be paid shall be determined without reference to any reduction in the price that might be incurred as a result of any limitations imposed by any applicable Gaming Laws that would apply following the denial of a license or finding of suitability to Aruze USA, Inc., by any Gaming Authority.

3.
Similarly, in the event Aruze USA, Inc., has not received a gaming license, finding of suitability, registration, or other form of approval to own its membership interest in the Company from the State of Nevada, within three (3) years hereof, the Company agrees that it will, upon demand by Aruze USA, Inc., buy Aruze USA, Inc.'s membership interest or interests, plus an amount equal to interest that would have accrued on such sums at the rate of two percent (2%) per year, on a compounded basis, from the date or dates such funds were paid to the Company by Aruze USA, Inc., for the membership interest or interests.

4.
In lieu of immediate payment of the purchase price, the Company may issue to Aruze USA, Inc., a promissory note in the face amount of the purchase price, plus interest thereon at the rate of two percent (2%) per year on a compounded basis on the funds that were paid to the Company by Aruze USA, Inc., for the membership interest or interests. Until such promissory note is paid in full, the Company shall not make any distributions to its Members other than distributions permitted by Section 5.1(b) of the Operating Agreement (Tax Distributions).

5.
With the exception of the foregoing, all other terms and conditions of the Operating Agreement are affirmed and ratified.

        Dated this 18th day of February, 2002

Valvino Lamore, LLC	Aruze USA, Inc
/s/ Stephen A. Wynn Stephen A. Wynn Managing Member	/s/ Kazuo Okada Kazuo Okada President

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Exhibit 10.35
Second Amendment to Amended and Restated Operating Agreement